Exhibit 10.1

RetailMeNot, Inc.

2014 Bonus Plan

Overview

RetailMeNot, Inc. and its affiliated companies (the “Company”) are committed to sharing their success with the people who make it possible — the Company’s Team Members. The purpose of this 2014 Bonus Plan (this “Plan”) is to encourage the Company’s Team Members to contribute to the achievement of the Company’s goals and to share in the rewards of the Company’s success. The term of this Plan is for the 2014 fiscal year.

Eligible Team Members

To be eligible to participate in the Plan, a Team Member must be a regular full-time employee of the Company. Each Team Member’s aggregate annual target bonus shall be communicated in the Team Member’s 2014 Bonus Plan Summary.

Weighting and Payment

The bonus amounts earned will be paid within 2.5 months following the end of the year after completion of the audit of the 2014 financial statements. Weighting percentages for each Team Member’s Individual Performance Rating and Net Revenues Targets are identified in the Team Member’s 2014 Bonus Plan Summary.

Individual Performance Rating

A Team Member’s Individual Performance Rating is based on their performance against individual goals, the competencies established for the Team Member’s role and the Company’s core values. A Team Member’s performance with respect to the competencies and core values is evaluated once a year at year-end, and assigned a rating of 1-5 by the Team Member’s manager. Individual goals are reviewed twice annually as approved by the Team Member’s manager, with performance evaluated at mid-year and year-end and assigned a rating of 1-5 by the Team Member’s manager. These goals may in some cases be metrics-based and therefore subject to a quantitative performance measurement. At year-end, a final performance rating of 1-5 is assigned to the Team Member based on these evaluations (the “Individual Performance Rating”).

Net Revenue Elements

Consolidated Net Revenues mean the corresponding amount as reported in the Company’s Statements of Operations for the full fiscal year 2014, excluding (1) the amount of Consolidated Mobile Net Revenues and (2) the impact of any acquisitions completed in fiscal year 2014. The target for this element is the corresponding amount per the Company’s annual budget approved by the Board of Directors during the first fiscal quarter of 2014.

Country Net Revenues mean the corresponding amount as derived from the Company’s Statements of Operations for the full fiscal year 2014 for only the primary country for which the Team Member’s duties are performed, excluding (1) the amount of Country Mobile Net Revenues and (2) the impact of any acquisitions completed in fiscal year 2014. The target for this element is the corresponding amount derived from the annual budget approved by the Board of Directors during the first quarter of 2014. NOTE: Certain Team Members with multi-country duties will have a Regional Net Revenues target, as defined below, in lieu of Country Net Revenues target.

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Regional Net Revenues mean the corresponding amount as derived from the Company’s Statements of Operations for the full fiscal year 2014 for the countries for which the Team Member has operational responsibility, excluding (1) the amount of Regional Mobile Net Revenues and (2) the impact of any acquisitions completed in fiscal year 2014. The target for this element is the corresponding amounts as derived from the annual budget approved by the Board of Directors during the first fiscal quarter of 2014.

Consolidated Mobile Net Revenues mean the corresponding amount of net revenues attributable to tablet, mdot or mobile web, and in-store sales, as derived from the Company’s Statements of Operations for the full fiscal year 2014, excluding the impact of any acquisitions completed in fiscal year 2014. The target for this element is the corresponding amount per the Company’s annual budget approved by the Board of Directors during the first fiscal quarter of 2014.

Country Mobile Net Revenues mean the corresponding amount of net revenues attributable to tablet, mdot or mobile web, and in-store sales, as derived from the Company’s Statements of Operations for the full fiscal year 2014 for only the primary country for which the Team Member’s duties are performed, excluding the impact of any acquisitions completed in fiscal year 2014. The target for this element is the corresponding amount derived from the annual budget approved by the Board of Directors during the first quarter of 2014. NOTE: Certain Team Members with multi-country duties will have a Regional Mobile Net Revenues target, as defined below, in lieu of Country Mobile Net Revenues target.

Regional Mobile Net Revenues mean the corresponding amount of net revenues attributable to tablet, mdot or mobile web, and in-store sales, as derived from the Company’s Statements of Operations for the full fiscal year 2014 for the countries for which the Team Member has operational responsibility, excluding the impact of any acquisitions completed in fiscal year 2014. The target for this element is the corresponding amounts as derived from the annual budget approved by the Board of Directors during the first fiscal quarter of 2014.

Adjusted EBITDA means the corresponding amount as derived from the Company’s Statements of Operations for the full fiscal year 2014, excluding the impact of any acquisitions completed in fiscal year 2014. The target for this element is the corresponding amount per the Company’s annual budget approved by the Board of Directors during the first fiscal quarter of 2014.

Net Revenues Bonus Weighting

All Team Member Net Revenues bonuses will be separated into two calculations. The first calculation will incorporate the Country/Region Net Revenue and Consolidated Net Revenue elements, as applicable. This calculation is weighted 75%. The second calculation will incorporate only the Country/Region Mobile Net Revenue and Consolidated Mobile Net Revenue elements, as applicable. This calculation is weighted 25%. In the event that you do not have a mobile component for Country/Region Net Revenues, this calculation will be weighted 100%.

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Payout Formula

The payout under this Plan will be determined as follows:

NOTE: Discussion of Country/Regional and Consolidated Net Revenue Bonus elements below is intended to incorporate the calculations of (1) Country/Regional Net Revenue and Consolidated Net Revenue bonus elements and (2) Country/Regional Mobile Net Revenue and Consolidated Mobile Net Revenue bonus elements.

A.	Adjusted EBITDA Performance Gate

If consolidated Adjusted EBITDA is less than 70% of the consolidated Adjusted EBITDA target, the percentage payout for all bonus elements (Individual, Country/Regional and Consolidated) will be 0%.

B.	Base Bonus

Individual Performance Rating

At the conclusion of the year-end review, the Individual Performance Rating will be used to determine a percentage payout for bonus purposes according to the table below. Overachievement will be capped at 150%. The payout percentage will be multiplied by the weighting percentage for the Individual Performance Rating set forth in the Team Member’s 2014 Bonus Plan Summary to determine the percentage of the Individual Performance Rating earned.

Performance Rating Payout Table

Rating	Rating Description	Payout %
1	Unsatisfactory	0%
2	Needs improvement	50% - 85%
3	Successful	90% - 110%
4	Over-achieved	115% - 135%
5	Exceptional	140% - 150%

Net Revenues Targets

Country/Regional and Consolidated Net Revenues

1.	The actual amounts for each of the Country/Regional and Consolidated Net Revenues will be divided by the applicable target to determine a percentage achievement for each. These percentages achieved will be applied as set forth below to determine the percentage payout.

If the percentage achieved falls between two table results, the percentage payout will be extrapolated. For example, 98% achievement would result in 96% payout since each percentage point drop in achievement between 95% and 100% results in a two percentage point drop in percentage payout.

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% Net Revenues Target Achieved	Payout
0%	0.0%
70%	25.0%
75%	40.0%
80%	55.0%
85%	67.5%
90%	80.0%
95%	90.0%
100%	100.0%

2.	The percentage payout of each applicable Country/Regional and Consolidated Net Revenues Element will be multiplied by the applicable Net Revenues weighting percentage as set forth in the Team Member’s 2014 Bonus Plan Summary to determine the percentage of each Net Revenues Element earned.

Country/Regional and Mobile Consolidated Net Revenues

1.	The actual amounts for each of the Country/Regional and Consolidated Mobile Net Revenues will be divided by the applicable target to determine a percentage achievement for each. These percentages achieved will be applied as set forth below to determine the percentage payout.

If the percentage achieved falls between two table results, the percentage payout will be extrapolated. For example, 98% achievement would result in 96% payout since each percentage point drop in achievement between 95% and 100% results in a two percentage point drop in percentage payout.

% Mobile Net Revenues Target Achieved	Payout
0%	0.0%
70%	25.0%
75%	40.0%
80%	55.0%
85%	67.5%
90%	80.0%
95%	90.0%
100%	100.0%

2.	The percentage payout of each applicable Country/Regional and Consolidated Mobile Net Revenues Element will be multiplied by the applicable Net Revenues weighting percentage as set forth in the Team Member’s 2014 Bonus Plan Summary to determine the percentage of each Mobile Net Revenues Element earned.

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C.	Net Revenues Accelerator Bonus

The Net Revenues Accelerator Bonus can be earned at both the Country/Regional and Consolidated level. In the event that both the Country/Regional and Consolidated Net Revenues exceed their respective targets, the calculation of the payout will be performed using the Country/Regional percentage payout for the Country/Regional Net Revenue Element and the Consolidated percentage payout for the Consolidated Net Revenue Element.

To be eligible for a Net Revenues Accelerator Bonus all of the following must be true:

1.	the actual Country/Regional or Consolidated Net Revenues must exceed the applicable target (i.e., one or the other or both could be earned or not earned);

2.	the consolidated Adjusted EBITDA must be greater than or equal to 90% of the target; and

3.	the Team Member’s Individual Performance Rating percentage payout must be at least 3.

Country/Regional Net Revenues Accelerator Calculation: The Country/Regional Net Revenues Accelerator will be calculated on a linear basis and applied to the country/regional portion of the base bonus up to 50% of the Team Member’s Country/Regional Net Revenues Bonus target (e.g., if Country/Regional Net Revenues vs. Target is equal to 105.7%, the additional bonus would be equal to the Country/Regional Base Bonus times 5.7%.

Consolidated Net Revenues Accelerator Calculation: The Consolidated Net Revenues Accelerator Bonus will be calculated as follows:

1.	Over-performance against the Consolidated Net Revenues target earns a Team Member Additional Bonus percentage points as set forth below.

Consolidated Net Revenues vs. Target (1)	Additional Bonus (2)	Consolidated Net Revenues vs. Target (1)	Additional Bonus (2)
>=1%	2.5%	>=19%	93.1%
>=2%	5.0%	>=20%	100.0%
>=3%	7.5%	>=21%	106.7%
>=4%	10.0%	>=22%	113.3%
>=5%	12.5%	>=23%	120.0%
>=6%	15.0%	>=24%	126.7%
>=7%	20.0%	>=25%	133.3%
>=8%	25.0%	>=26%	140.0%
>=9%	30.0%	>=27%	146.7%
>=10%	35.0%	>=28%	153.3%
>=11%	40.0%	>=29%	160.0%
>=12%	45.0%	>=30%	166.7%
>=13%	51.9%	>=31%	173.3%
>=14%	58.8%	>=32%	180.0%
>=15%	65.6%	>=33%	186.7%
>=16%	72.5%	>=34%	193.3%
>=17%	79.4%	>=35%	200.0%
>=18%	86.3%

(1)	Percentage by which actual Consolidated Net Revenues exceeds Target Consolidated Net Revenues.
(2)	The additional bonus percentage will be multiplied by the actual Consolidated Net Revenues Element. For example, if actual Consolidated Net Revenues exceeds Target by 16%, the Consolidated Net Revenues Bonus would be calculated by multiplying the Consolidated Net Revenues Element by 172.5% (i.e. 100% represents the Consolidated Net Revenues Base amount and 72.5% represents the Consolidated Net Revenues Accelerator amount).

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2.	The Accelerator portion of both the Consolidated and Country/Region is capped at the percentage set forth in the Team Member’s 2014 Bonus Plan Summary.

3.	The Accelerator described herein should be applied in a like manner to the Country/Region and Consolidated Mobile Net Revenues if they exceed their respective targets.

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General Provisions

1.	Bonuses are subject to all applicable taxes and other required deductions.

2.	If the Individual Performance Rating is less than 2.0 for a Team Member, no Net Revenues Element will be earned for that Team Member.

3.	The Plan does not constitute a guarantee of employment nor does it restrict the Company’ rights to terminate employment at any time or for any lawful reason.

4.	The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles a Team Member to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’ rights to increase or decrease the compensation of any Team Member, except as otherwise required under applicable law.

5.	Team Members who begin employment with the Company after the first day of the fiscal year for which a bonus is paid shall be eligible to receive a pro-rated bonus for such year. Team Members are not eligible to participate for the year of hire if employment begins after September 30.

6.	Team Members who resign or are terminated prior to the actual payment of a bonus shall not receive a bonus.

7.	This Plan constitutes the entire arrangement regarding the Plan, supersedes any prior oral or written description of the Plan and may not be modified except by a written document that specifically references this Plan and is signed by the Company’s Chief Executive Officer.

8.	The Plan is provided at the Company’ sole discretion and the Company may modify or eliminate it at any time, individually or in the aggregate, prospectively or retroactively, without notice or obligation during the plan year. In addition, there is no obligation to extend or establish a similar plan in subsequent years.

9.	The Plan shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Bonuses are not to be taken into account for determining severance pay, termination pay, “extra months” bonuses or payments, or any other form of pay or compensation.

10.	Team Members who are separated from employment with the Company due to divestiture, closure, or dissolution of a business are not eligible to receive a bonus.

11.	Independent contractors, consultants, individuals who have entered into an independent contractor or consultant agreement, temporary employees, contract employees and interns are not eligible to participate in the Plan.

12.	The Plan will not be available to Team Members subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Compensation Committee.

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13.	At a minimum, the Company will fund 75% of the aggregate payout calculated under this Plan, which shall be allocated among all Team Members employed as of the date the bonus is paid based on the payout calculated for such Team Member in accordance with this Plan.

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